AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TECH DATA CORPORATION
ARTICLE I
Name and Address
The name of the Corporation is: TECH DATA CORPORATION
The Corporation’s principal office address is: 5350 Tech Data Drive, Clearwater, Florida 33760
ARTICLE II
Nature of Business
The Corporation shall enjoy all rights, powers and privileges conferred upon the corporations by the constitution and laws of the State of Florida.
ARTICLE III
Authorized Capital Stock
The total number of shares of capital stock that the Corporation may issue is 200,000,000 shares of Common Stock having a par value of $.0015 per share.
ARTICLE IV
Common Stock
Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote of the shareholders. Each share of Common Stock shall be entitled to share equally in dividends declared and paid by the Corporation from legally available funds. In the case of voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of the Corporation, holders of the Common Stock are entitled to receive a pro rata share of the amount distributed.
ARTICLE V
Shareholder Votes on Certain Matters
(a) The affirmative vote of a majority of all the shares of Common Stock outstanding and entitled to vote shall be required to approve any of the following:

(i)
any merger or consolidation of the Corporation with or into any other corporation except in the case of a merger into the Corporation of a subsidiary of the Corporation 90% or more of which is owned by the Corporation and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida;

(ii)	any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this Corporation pursuant to a vote of shareholders of the Corporation;

(iii)	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this Corporation to any other corporation, person or entity; or

(iv)	any amendment to these Articles of Incorporation.
Such affirmative votes shall be in lieu of the vote of shareholders otherwise required by law.
(b) Nominees for director shall be elected to the Board of Directors if the number of votes cast “for” that nominee exceed the number of votes cast “against” that nominee (excluding abstentions) at any meeting for the election of directors at which a quorum is present; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at any meeting of shareholders for the election of directors at which a quorum is present, in each case subject to and in accordance with such other limitations and procedures as may be specified in the Bylaws.

(c) Shareholder approval shall be required for all matters requiring shareholder approval by any applicable listing requirements of the securities exchange or exchanges on which securities issued by the Corporation are listed.

ARTICLE VI
Term of Existence
The Corporation shall have perpetual existence unless sooner dissolved according to law.
ARTICLE VII
Board of Directors
The business and the affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

(i)	The number of directors shall consist of not less than one nor more than thirteen members, the exact number of which shall be fixed from time to time in accordance with the Bylaws of the Corporation.

(ii)
Directors nominated for election at an annual meeting of shareholders shall be elected for a term expiring at the next annual meeting of shareholders. A director appointed to fill a vacancy of the Board of Directors shall hold office until the next annual meeting of shareholders.

(iii)
A director shall hold office until the date of the annual meeting of shareholders upon which his/her term expires and until his/her successor shall be elected and qualified, subject, however, to his/her prior death, resignation, retirement, disqualification or removal from office. A director may be removed from office only for cause and at a meeting of shareholders called expressly for that purpose by a vote of the holders of a majority of the shares cast that are entitled to vote at an election of directors.

ARTICLE VIII
No Pre-emptive Rights
The shareholders do not have pre-emptive rights to acquire authorized and unissued shares or treasury shares of the capital stock of the Corporation.
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IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation this 4th day of June, 2014. These Amended and Restated Articles were adopted by the shareholders on the 4th day of June, 2014. The numbers of votes cast for the amendments by the shareholders were sufficient for approval.

/s/ DAVID R. VETTER
David R. Vetter
Secretary